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                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-97953 of AT&T Corp. on Form S-4 of our report dated February 5, 2002 (July 30, 2002 as to Note 14) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001) related to the financial statements of Comcast Corporation, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.


                                                     DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania

September 24, 2002